Exhibit 10.1

[Danaher Letterhead]

August 3, 2026

Delivered via email

Julie Sawyer Montgomery

Dear Julie,

On behalf of the Board of Directors (the “Board”) of Danaher Corporation (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of the Company (“CEO”) effective October 1, 2026 (the “Effective Date”). In your capacity as CEO, you will report to the Board and have all of the customary authorities, duties and responsibilities that accompany your position. On the Effective Date, you will also become a member of the Board, and agree to execute any documentation required in connection with such appointment.

Base Salary: On the Effective Date, your annual base salary will be adjusted to a rate of $1,500,000, subject to periodic review, and payable in accordance with the Company’s usual payroll practices.

Incentive Compensation: You will remain eligible to participate in the Executive Officer’s Incentive Compensation Plan (governed by and subject to the terms and conditions of Danaher’s Omnibus Incentive Plan (the “Plan”)) with an increased target bonus of 200% of your annual base salary, subject to periodic review. For 2026, your target bonus will be prorated to reflect the increase in base salary and target bonus percentage as of the Effective Date, and the Compensation Committee of the Board may establish new personal performance objectives for the portion of the year in which you serve as CEO.

Annual Equity Award Program: You will continue to participate in the annual equity program (governed by and subject to the terms and conditions of the Plan and the applicable award agreement) with a 2027 target award value of $13,200,000. The mix and terms of your awards will continue to be determined by the Compensation Committee of the Board and may include restrictive covenants substantially consistent with the Proprietary Interests Agreement (as defined below) but with a post-termination non-competition and non-solicitation period of up to 24 months.

Special Award: To further align your interests with the long-term performance of the Company, on August 4, 2026 (the “Grant Date”) you will be granted a special long-term growth award (the “Long-Term Growth Award”) with a target award value of $20,000,000 in the form of time-vesting non-qualified stock options that will vest 50% on each of the fourth and fifth anniversaries of the Grant Date subject to your continued employment through the applicable vesting date. The number of options will be determined in accordance with the Company’s standard conversion methodology, and the exercise price per share will be the Fair Market Value (as defined in the Plan) on the Grant Date. The Long-Term Growth Award will be governed by and subject to the terms and conditions of the Plan and the applicable award agreement and may include restrictive covenants substantially consistent with the Proprietary Interests Agreement (as defined below) but with a post-termination non-competition and non-solicitation period of up to 24 months.

Aircraft Use: Commencing on the Effective Date, you will be eligible for an annual $125,000 perquisite allowance for personal use of the Company’s aircraft, with the value of any personal use of the aircraft in any year in excess of such perquisite allowance reimbursed by you to the Company in accordance with Company policy. In connection with your appointment, you will enter into a separate Aircraft Time Sharing Agreement with the Company.

Relocation Benefits; Financial Planning: As CEO, you will be based in the Company’s headquarters in Washington, D.C. In connection with your relocation, you will be eligible for relocation benefits, which are summarized in the Relocation Benefits Summary provided to you and governed by the Company’s Relocation Benefits Policy. You will continue to be eligible for reimbursement of up to $15,000 per year for financial and tax planning and preparation services (through the planner of your choice).

Proprietary Interests Agreement: Prior to the Effective Date (but no earlier than the date of your relocation), you and the Company agree to amend and restate that Agreement Regarding Competition and Protection of Proprietary Interests, dated February 13, 2026, between you and the Company (the “Proprietary Interests Agreement”) to reaffirm the covenants thereunder and to provide that if the Company terminates your employment without “cause” (as defined below) or you terminate your employment for “good reason” (as defined below) at any time on or after the later of the Effective Date and the effectiveness of the amended and restated Proprietary Interests Agreement (except if you terminate employment by reason of death or under circumstances that entitle you to receive long-term disability benefits), subject to you executing and causing to become irrevocable a release of claims in favor of the company within 55 days of the termination date, you will be entitled to (1) a cash amount equal to twelve months of your base salary at the monthly rate in effect on the termination date to be paid on the same schedule as if you were still employed by the Company, (2) the annual cash incentive compensation award for service in the calendar year prior to the year in which the termination date occurs, if it has not been paid prior to the termination date (payable at the same time payment of such compensation is made to the Company’s other executive officers, but in no event later than two and a half (2 1⁄2) months after the end of the calendar year in which the termination date occurs) (the “Accrued Obligation”), (3) a cash amount equal to your target annual cash incentive compensation award for the calendar year in which the termination date occurs (to be paid in a lump sum payment within 60 days after the termination date), and (4) a cash amount equal to the product of (x) your target annual cash incentive compensation award for the calendar year in which the termination date occurs, times (y) a fraction, the numerator of which is the number of calendar days from the beginning of the calendar year in which the termination date occurs through the termination date, and the denominator of which is 365 (to be paid in a lump sum payment within 60 days after the termination date) (collectively, the “Severance Payments”); provided that, any severance payments paid to you under any other plan, agreement or policy of the Company or any of its affiliates (including without limitation the Senior Leaders Severance Pay Plan) will diminish the Severance Payments on a dollar-for-dollar basis, except with regard to the Accrued Obligation. For the avoidance of doubt, any subsidies for continued health coverage provided under the Senior Leaders Severance Pay Plan will not diminish the Severance Payments hereunder.

Section 409A: Payments under this letter are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including any amendments or successor provisions and any regulations and other administrative guidance thereunder, “Section 409A”). For purposes of Section 409A, each payment made under this letter will be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of this letter to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of your separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following the termination date and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.

Miscellaneous: This letter supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party. Nothing in this offer amends, alters or supersedes your at-will employment status. This letter may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. All payments will continue to be subject to tax and other withholding and deductions, as required or permitted by applicable law and Company policies. This letter shall be governed by and construed in accordance with the laws of the State of Delaware, without applying its conflict of laws principles. The exclusive venue for any litigation based upon any fact, matter or claim arising out of or relating to this letter, including any contractual, statutory, tort, or common law claims, shall be the state or federal courts located in Delaware, and you hereby consent to any such court’s exercise of personal jurisdiction over you for such purpose.

We look forward to your leadership.

*  *  *  *  *

Sincerely yours,

/s/ Steven M. Rales
Name: Steven M. Rales
Title: Chairman of the Board
Danaher Corporation

I have read, understood, and accept the terms of this offer of at-will employment.

/s/ Julie Sawyer Montgomery	August 3, 2026
Julie Sawyer Montgomery	Date

[Signature Page to Offer Letter]